Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Mark Francois, Director of Investor Relations

760.734.4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2011

SAN DIEGO, CA, August 16, 2011 — DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter of fiscal 2011, ended July 2, 2011.

Second Quarter Results

DJOFL achieved net sales for the second quarter of 2011 of $277.8 million, reflecting growth of 14.5 percent compared to net sales of $242.5 million for the second quarter of 2010. Net sales for the second quarter of 2011 were favorably impacted by changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2010.  Excluding the impact of these favorable foreign exchange rate changes (“constant currency”), net sales for the second quarter of 2011 increased 11.6 percent compared to net sales for the second quarter of 2010.

DJO’s second quarter 2011 includes net sales from businesses recently acquired, including Elastic Therapy, Inc. (“ETI”), acquired on January 4, 2011, Circle City Medical (“Circle City”), acquired on March 10, 2011 and Dr. Comfort (“DRC”), acquired on April 7, 2011. On a pro forma basis, as if the acquisitions of ETI, Circle City and DRC had all closed on January 1, 2010, DJO net sales would have been $278.9 million for the current quarter and $269.3 million for the second quarter of 2010, reflecting pro forma growth in net sales for the second quarter of 2011 of 3.6 percent, or 0.9 percent in constant currency, over net sales in the second quarter of 2010.

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The acquired businesses, in the aggregate, achieved pro forma sales of $29.4 million in the second quarter of 2011, including pre -acquisition sales of DRC, reflecting pro forma growth of nearly 10% over pro forma sales of $26.8 million for the second quarter of 2010, which is highly accretive to the current base business growth rate of DJO. The addition of the acquired businesses strengthens DJO’s product portfolio and sales channel reach. The ETI and DRC acquisitions brought the Company new medical compression therapy and diabetic foot care products to complement its growing vascular franchise in existing sales channels, while the Circle City acquisition and the Company’s recent investment in a small e-commerce platform brought improved access to the professional retail and e-commerce markets for existing bracing and supports products and certain other products. Sales to customers in the United States by all of the acquired businesses are included within the Company’s Bracing and Vascular segment, and sales to international customers are included within the Company’s International segment.

For the second quarter of 2011, DJOFL reported a net loss attributable to DJOFL of $19.3 million, compared to net income of $0.2 million for the second quarter of 2010. As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

The Company defines Adjusted EBITDA as net income (loss) attributable to DJOFL plus loss (income) from discontinued operations, interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. A reconciliation between net (loss) income and Adjusted EBITDA is included in the attached financial tables.

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Adjusted EBITDA for the second quarter of 2011 was $69.9 million, or 25.1 percent of net sales, increasing 3.7 percent, compared to Adjusted EBITDA of $67.4 million, or 27.8 percent of net sales, for the second quarter of 2010. Adjusted EBITDA for the second quarter of 2011 includes $0.8 million related to favorable changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2010. Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin) in the current second quarter period were unfavorably impacted by reduced gross profit margins, compared to the second quarter of 2010, due to the acquisitions noted above and certain unfavorable changes in product mix and pricing, and also to certain operating expense investments made to strengthen the Company’s commercial infrastructure. The Company’s Adjusted EBITDA margin expanded sequentially by 150 basis points in the second quarter of 2011 compared to the first quarter of 2011.

For the twelve month period ended July 2, 2011 (LTM), Adjusted EBITDA was $295.2 million, or 27.3 percent of LTM pro forma net sales of $1,083.1 million, including LTM pre-acquisition Adjusted EBITDA from acquired businesses of $24.3 million and future cost savings expected to be achieved related to the acquisitions of $8.7 million.

Bracing and Vascular Segment

With the addition of the recent acquisitions, DJO’s Bracing and Vascular segment reported over 29% sales growth in the second quarter of 2011, compared to the second quarter of 2010.

On a pro forma basis, as if all of the acquisitions had closed at the beginning of the second quarter in 2010, current quarter revenue in the Bracing and Vascular segment was flat with the second quarter of the prior year, but grew by more than 6% sequentially from the first quarter of 2011. Both the base DJO business and the acquisitions contributed to this strong sequential growth.

Bracing and Vascular sales continue to benefit from recent product launches, including the Company’s new VenaFlow Elite™ dynamic compression therapy pump used to combat Deep Vein Thrombosis as well as certain new products for knee and upper extremity. In addition, sales to group purchasing organizations (GPOs) continue to make strong contributions to this segment.

Partially offsetting the momentum from new products and GPO sales, there continues to be ongoing headwinds in this segment, as certain clinics that previously used DJO’s OfficeCare program, where the Company stocks inventory in the clinic and bills the patient’s insurance company when the clinic dispenses the products to patients, are choosing instead to do their own insurance billing. While DJO generally retains the unit sales in these conversions, with comparable or even improved Adjusted EBITDA margins, the lower average selling prices for the units sold negatively impacts revenue growth and gross profit margins.

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Recovery Sciences Segment

Within the Company’s Recovery Sciences segment, its Regeneration, or bone growth stimulation business, delivered strong sales, with growth of more than 13% over the second quarter of 2010, driven primarily by increasing sales of spinal stimulation products. The Company believes its growth in this area is significantly faster than the underlying market is growing and believes it is increasing share in this market. This strong performance was offset by weaker sales of the Empi component of Recovery Sciences due primarily to certain reimbursement challenges the Empi business is currently facing. Primarily as a result of these Empi issues, sales for the Recovery Sciences segment contracted by 1.2% compared to the second quarter of 2010, but increased sequentially by 1.2%, compared to the first quarter of 2011.

International Segment

Second quarter sales within our International segment were strong at $73.1 million, growing 19.6% over the prior year period. This result included the international component of the ETI and DRC acquisitions, as well as approximately $7.2 million of favorable foreign exchange benefit. In constant currency, and on a pro forma basis for the acquisitions, growth over the prior year second quarter was 3.4%. International sales in the second quarter were driven by strong sales of new products, including DJO’s new Shockwave™ product.

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Surgical Implant Segment

The Surgical Implant segment sales were $16.4 million in the second quarter, growing 8.0% over the second quarter of 2010. Surgical sales continued to be driven by strong sales of the Company’s Reverse® Shoulder Prosthesis, but were also enhanced by the roll-out of the newly launched Turon™ shoulder product, which addresses the primary shoulder replacement market.

As of July 2, 2011, the Company had cash balances of $41.0 million and available liquidity of $54.0 million under its revolving line of credit.

Six Month Results

DJOFL achieved net sales of $527.5 million for the first six months of 2011, reflecting growth of 9.3 percent compared to net sales of $482.6 million for the first six months of 2010. Net sales for the first six months of 2011 were favorably impacted by changes in foreign currency exchange rates compared to the rates in effect in the first six months of 2010.  In constant currency, average daily sales for the first six months of 2011 increased 8.6 percent compared to net sales for the first six months of 2010.

DJO’s first six months of 2011 include net sales from businesses recently acquired. On a pro forma basis, as if the acquisitions of ETI, Circle City and DRC had closed on January 1, 2010, DJO net sales would have been $548.2 million for the first six months of 2011 and $535.8 million for the first six months of 2010, reflecting pro forma growth in average daily sales for the first six months of 2011 of 3.1 percent, or 1.7 percent in constant currency, over pro forma average daily sales in the first six months of 2010.

For the first six months of 2011, DJOFL reported a net loss attributable to DJOFL of $40.5 million, compared to a net loss attributable to DJOFL of $33.4 million for the first six months of 2010. As detailed in the attached financial tables, the results for the current and prior year six month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

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Adjusted EBITDA for the first six months of 2011 was $128.7 million, or 24.4 percent of net sales, compared to Adjusted EBITDA of $128.9 million, or 26.7 percent of net sales, for the first six months of 2010. Adjusted EBITDA for the first six months of 2011 includes $0.9 million related to favorable changes in foreign currency exchange rates compared to the rates in effect for the first six months of 2010.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, August 16, 2011. Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 82793916.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices and services that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including  Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$277,786	$242,527	$527,497	$482,603
Cost of sales (exclusive of amortization, see note 1)	111,090	84,565	204,246	171,919
Gross profit	166,696	157,962	323,251	310,684

Operating expenses:
Selling, general and administrative	128,843	116,862	245,907	227,388
Research and development	6,101	5,460	13,244	11,031
Amortization of intangible assets	24,509	19,671	44,938	38,725
	159,453	141,993	304,089	277,144
Operating income	7,243	15,969	19,162	33,540

Other income (expense):
Interest expense	(42,429)	(37,188)	(83,556)	(77,627)
Interest income	53	60	163	140
Loss on modification of debt	—	—	(2,065)	(1,096)
Other income (expense), net	1,681	(2,837)	4,453	(2,521)
	(40,695)	(39,965)	(81,005)	(81,104)
Loss before income taxes	(33,452)	(23,996)	(61,843)	(47,564)
Income tax benefit	14,492	24,560	21,959	14,792
Net (loss) income	(18,960)	564	(39,884)	(32,772)
Net income attributable to non-controlling interests	(295)	(321)	(610)	(643)
Net (loss) income attributable to DJO Finance LLC	$(19,255)	$243	$(40,494)	$(33,415)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,785 and $19,143 for the three and six months ended July 2, 2011, and $9,062 and $17,981 for the three and six months ended July 3, 2010, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 2, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$40,971	$38,132
Accounts receivable, net	169,519	145,523
Inventories, net	141,319	103,100
Deferred tax assets, net	43,994	48,061
Prepaid expenses and other current assets	25,104	23,419
Total current assets	420,907	358,235
Property and equipment, net	99,187	85,020
Goodwill	1,361,092	1,188,887
Intangible assets, net	1,200,331	1,110,841
Other assets	42,801	36,807
Total assets	$3,124,318	$2,779,790

Liabilities and Equity
Current liabilities:
Accounts payable	$61,853	$48,947
Accrued interest	21,519	15,578
Current portion of debt and capital lease obligations	8,822	8,821
Other current liabilities	93,840	81,709
Total current liabilities	186,034	155,055
Long-term debt and capital lease obligations	2,158,202	1,816,291
Deferred tax liabilities, net	289,463	289,913
Other long-term liabilities	16,512	11,712
Total liabilities	2,650,211	2,272,971

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	830,325	830,994
Accumulated deficit	(365,301)	(324,807)
Accumulated other comprehensive income (loss)	6,246	(2,048)
Total membership equity	471,270	504,139
Non-controlling interests	2,837	2,680
Total equity	474,107	506,819
Total liabilities and equity	$3,124,318	$2,779,790

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales:
Bracing and Vascular Segment (1)	$102,056	$78,915	$180,235	$153,931
Recovery Sciences Segment	86,221	87,273	171,379	171,477
International Segment	73,083	61,125	142,948	125,019
Surgical Implant Segment	16,426	15,214	32,935	32,176
	$277,786	$242,527	$527,497	$482,603
Gross Profit:
Bracing and Vascular Segment (1)	$53,909	$43,983	$96,596	$85,344
Recovery Sciences Segment	65,509	66,409	130,263	129,020
International Segment	42,355	37,671	81,904	75,400
Surgical Implant Segment	11,653	10,813	23,541	24,275
Expenses not allocated to segments and eliminations	(6,730)	(914)	(9,053)	(3,355)
	$166,696	$157,962	$323,251	$310,684
Operating Income:
Bracing and Vascular Segment (1)	$21,099	$17,605	$35,495	$33,240
Recovery Sciences Segment	23,821	29,466	47,500	54,479
International Segment	15,864	15,717	29,067	31,035
Surgical Implant Segment	1,060	1,396	1,403	4,144
Expenses not allocated to segments and eliminations	(54,601)	(48,215)	(94,303)	(89,358)
	$7,243	$15,969	$19,162	$33,540

(1)               During the first quarter of 2011, we changed the name of our Bracing and Supports Segment to Bracing and Vascular Segment to reflect the addition of our recent acquisitions, which have increased our focus on the vascular market. This segment includes the U.S. results of operations attributable to Dr. Comfort, ETI, and Circle City from their respective dates of acquisition. This change had no impact on previously reported segment information.

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DJO Finance LLC

Adjusted EBITDA

For the Three Months and Six Months Ended July 2, 2011 and July 3, 2010

and the Twelve Months Ended July 2, 2011

(unaudited)

Our Senior Secured Credit Facility, consisting of an $847.4 million term loan and a $100.0 million revolving credit facility, under which $46.0 million was outstanding as of July 2, 2011, and the Indentures governing our $675.0 million and $300.0 million of 10.875%  and 7.75% senior notes, respectively, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under the Company’s Senior Secured Credit Facility and the Indentures governing its 10.875% and 7.75% senior notes and its 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides a reconciliation between net (loss) income and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010	July 2, 2011
Net (loss) income attributable to DJO Finance LLC	$(19,255)	$243	$(40,494)	$(33,415)	$(59,611)
Interest expense, net	42,376	37,128	83,393	77,487	160,778
Income tax benefit	(14,492)	(24,560)	(21,959)	(14,792)	(41,422)
Depreciation and amortization	31,484	25,981	58,670	51,830	110,360
Non-cash charges (a)	5,367	1,507	6,826	1,998	8,288
Non-recurring and integration charges (b)	23,683	22,076	40,173	37,843	62,505
Other adjustment items, before adjustments applicable for the twelve month period only (c)	699	4,982	2,123	7,951	21,282
Adjusted EBITDA before other adjustment items applicable for the twelve month period only					262,180

Other adjustment items applicable for the twelve month period only (d)
Pre-acquisition Adjusted EBITDA					24,333
Future cost savings					8,662
Adjusted EBITDA	$69,862	$67,357	$128,732	$128,902	$295,175

(a)          Non-cash charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010	July 2, 2011
Stock compensation expense	$425	$370	$1,331	$865	$2,354
Impairment of Chattanooga assets held for sale	350	1,147	350	1,147	350
Purchase accounting adjustments	4,401	—	4,958	—	4,958
Loss (gain) on disposal of assets, net	191	(10)	187	(14)	626
Total non-cash charges	$5,367	$1,507	$6,826	$1,998	$8,288

(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010	July 2, 2011
Integration charges:
U.S. commercial sales and marketing reorganization	$298	$3,918	$1,618	$6,336	$4,674
Chattanooga integration	55	1,333	127	7,551	1,512
CEO transition	2,160	—	3,487	—	3,487
Acquisition related expenses and integration (1)	6,260	—	7,462	—	7,462
Other integration	2,044	1,808	3,175	3,298	6,109
Litigation costs and settlements, net	1,605	998	3,218	2,514	8,265
Additional product liability insurance (2)	3,107	10,293	3,302	11,138	3,302
ERP implementation	8,154	3,726	17,784	7,006	27,694
Total non-recurring and integration charges	$23,683	$22,076	$40,173	$37,843	$62,505

(1)        Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, ETI and Circle City acquisitions.

(2)        Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to discontinued pain pump products and certain cold therapy products, for which annual insurance coverage was not renewed.

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(c)                                  Other adjustment items are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010	July 2, 2011
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Non-controlling interests	295	321	610	643	824
Loss on modification and extinguishment of debt (1)	—	—	2,065	1,096	20,767
Other (2)	(1,346)	2,911	(4,052)	2,712	(7,309)
Total other adjustment items	$699	$4,982	$2,123	$7,951	$21,282

(1)        Loss on modification of debt for the six months ended July 2, 2011 is comprised of fees and expenses associated with the February 2011 amendment of our Senior Secured Credit Facility, which increased the total net leverage ratio limitation in the permitted acquisitions covenant from 6.0x to 7.0x, and deemed the ETI acquisition to have been made as a permitted acquisition. Loss on modification of debt for the six months ended July 3, 2010 is comprised of $1.1 million of fees and expenses related to the prepayment of $101.5 million of our term loan in January 2010. The twelve months ended July 2, 2011 also included $13.0 million of premiums, $4.3 million for non-cash write-off of unamortized debt issuance costs and $1.4 million of fees and expenses associated with the redemption of our $200 million of 11.75% senior subordinated notes in October 2010.

(2)        Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)         Other adjustment items applicable for the twelve month period only include pre-acquisition Adjusted EBITDA and future cost savings related to the acquisitions of Dr. Comfort, ETI, and Circle City.

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